Exhibit 99


[LOGO] ARCA
       INCORPORATED

                    Appliance Recycling Centers of America, Inc.
                    7400 Excelsior Boulevard, Minneapolis MN 55426 (952)930-9000


FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612) 338-0810


 ARCA RECEIVES 3-YEAR APPLIANCE RECYCLING CONTRACTS FROM LOS ANGELES DEPARTMENT
         OF WATER AND POWER VALUED AT APPROXIMATELY $1 MILLION ANNUALLY

DECEMBER 10, 2002--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported it has been awarded two, three-year appliance recycling contracts by the Department of Water and Power of the City of Los Angeles (DWP) valued at a combined total of approximately $1.2 million per year. Both recycling programs are expected to be operational in the first quarter of 2003.

Under the Low Income Refrigerator Exchange Program, the DWP will provide new, super-efficient refrigerators at no cost to qualifying low-income customers in exchange for their older, working refrigerators that will be recycled by ARCA in an environmentally responsible manner. Through the DWP's Refrigerator Turn-In and Recycling Program, qualifying customers will turn-in their older, inefficient but working refrigerators and freezers that ARCA will also recycle.

Edward R. (Jack) Cameron, president and chief executive officer, commented: "We are gratified to have this opportunity to assist the Los Angeles DWP and capitalize upon ARCA's extensive experience in high-volume, environmentally-safe appliance recycling. Through these programs, the DWP will reduce residential electricity demand, lower the energy bills of its customers, provide a boost for energy-efficient appliances and provide public environmental benefits."


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ABOUT ARCA

ARCA is one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA also is one of the nation's leading retailers of special-buy household appliances. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of December 2002, ApplianceSmart was operating 10 factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Dayton, Ohio, market; and one in Los Angeles.


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This press release, including the information related to expectations about its new recycling contracts, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from ARCA's assumptions and expectations, including the level of advertising support provided by the L.A.D.W.P. and the effectiveness of customer incentives and promotions, and the ability of the Company to discharge its contractual responsibilities in a timely and successful manner. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.
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Visit our web site at www.arcainc.com
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